UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under § 240.14a-12

OPUS GENETICS, INC.
(Name of Registrant as Specified In Its Charter)

MINA SOOCH Michael P. Burrows Carolyn Cassin Martin Dober lAWRENCE FINGERLE Mark H. Ravich john Weber
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Mina Sooch, together with the other participants named herein (collectively, the “Restore Value Slate”), has filed a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of Ms. Sooch’s slate of highly qualified director nominees at the 2025 annual meeting of stockholders of Opus Genetics, Inc., a Delaware corporation (the “Company”).

On March 21, 2025, the Restore Value Slate issued the following press release:

Restore Value Slate Led by Mina Sooch Files Preliminary Proxy Materials for the Election of Six Highly Qualified Directors at the 2025 Annual Meeting of Opus Genetics

Believes that Current Board’s Strategic, Management and Capital Allocation Failures have Resulted in Stockholder Value Destruction

Highlights Serious Concerns with the Opus Merger and the Company’s Underperformance

Preliminary Proxy Materials Present an Alternative Strategy to Create Significant Stockholder Value Without Extreme Dilution

Today’s Dilutive Financing Showcases the Board’s Willingness to Unreasonably Tilt the Playing Field and Undermines the Vote Ahead of Pivotal Election

West Bloomfield, Michigan – March 21, 2025 – Mina Sooch, founder of Ocuphire Pharma, Inc., now known as Opus Genetics, Inc. (“Opus” or the “Company”) (NASDAQ: IRD), together with the participants in her solicitation (the “Restore Value Slate”, “we” or “our”), today announced that they have filed preliminary proxy materials with the SEC regarding the election of directors to the Company’s Board of Director (the “Board”) at the upcoming 2025 Annual Meeting of Stockholders (“Annual Meeting”), scheduled to be held on April 30, 2025.

In their preliminary proxy materials, the Restore Value Slate stated its belief that the Board and management of Opus have demonstrated a pattern of strategic missteps, governance failures, and misaligned priorities that have eroded stockholder value. We believe today’s announcement of the financing, conveniently just in time for the votes to count for the record date set for Annual Meeting, is a demonstration of the Board’s total disregard for current stockholders’ interests ahead of this pivotal election. The Restore Value Slate has six nominees that offer a diverse and highly complementary set of skills and critical capabilities to the boardroom, and include Mina Sooch, Michael P. Burrows, Carolyn Cassin, Martin Dober, Mark H. Ravich, and John Weber. The Restore Value Slate also outlined a compelling and actionable five-pillar strategic plan designed to drive accountability, optimize operations and enhance long-term value creation for all Opus stockholders.

Mina Sooch stated: “It is time for the stockholders to have a real voice at the Annual Meeting and new leadership on the Board. The Board has made a series of ill-advised corporate actions to entrench their position at the expense of stockholders. Stockholders should be outraged by the massive stockholder dilution, all while providing limited communication. Rather than maximizing the value of RYZUMVI™ - an FDA-approved, de-risked asset with zero capital requirements, extensive patient data, and significant upside—the Board has chosen to shift focus to capital-intensive, early-stage gene therapy assets with data presented in only three patients. Further, development of the asset will require significant additional fundraising that was blatantly obvious today to the detriment of all existing stockholders. We believe these risky and costly strategic, management and capital allocation choices have led to severe stock underperformance both on an absolute basis and relative to the XBI. As the founder, CEO for first 5 years, and one of the Company’s largest individual investors, I am fully aligned with my fellow stockholders in demanding accountability and ensuring the best interests of all retail and institutional investors are served. Given today’s activities, the Restore Value Slate will continue to explore all of their options and reserve all rights to protect their interests as stockholders.”

Major Concerns about the Opus Board and Current Management

The Restore Value Slate re-affirms its belief that the Company has suffered from critical failures under the current Board and executive management over the past two years, especially in the wake of the last 24 hours.. The Restore Value Slate highlights several such failures in its previous press release. The Restore Value Slate believes there is a critical need for change at the Company given the seven concerns described herein and in more detail in further detail in the preliminary proxy statement:

1.	Destruction of Stockholder Value – The Company’s stock is down 80% since Ms. Sooch’s departure from Company,[1] far underperforming the Nasdaq Small Cap Biotech Index (XBI) and other relevant biotechnology indexes.
2.	Undisciplined Capital Allocation – The Company has increased headcount and operational spending while making limited progress on legacy Ocuphire assets; at current burn rate, the Restore Value Slate believe the Company has less than one year of cash on hand and has failed to provide spending guidance related to the GTX programs.
3.	Ill-Conceived Opus Merger Creating Significant Dilution Without Stockholder Vote – Without alerting stockholders, the Board implemented a major strategic shift, giving 42% of the Company in exchange for the early-stage gene therapy Opus assets. Further, the transaction was structured to not allow the legacy Ocuphire stockholders a chance to vote on the Opus Merger.
4.	Strategy Pivot Undervalued the Legacy Portfolio (RYZUMVI™ and APX3330) – By acquiring the IRD assets, current management shifted the Company’s focus from a low-risk, commercial stage, cash flowing asset with multiple near-term additional value creation opportunities to a high-risk, capital consuming gene therapy with little patient data to demonstrate safety or efficacy.
5.	Entrenched Governance Practices and Disenfranchising Stockholders – In addition to disenfranchising the stockholders with respect to the Opus Merger, the current Board has amended the Company’s Bylaws in recent years in a manner that has reduced the rights of the stockholders and, in the Restore Value Slate’s opinion, has recently implemented governance improvements as a direct, reactionary response to its campaign.
6.	Pay for Non-Performance – Despite almost no progress on Ocuphire legacy assets and a bloated cost structure, the Company continues to reward management and the Board with ever increasing compensation packages and generous contractual terms.

1 Source: Yahoo Finance. Reflects total returns for the trailing periods at the day prior April 21, 2023 closing price as compared to the 30-day average from February 17 to March 18, 2025 for IRD ($1.01/share) and XBI ($88.04/share).

7.	Lack of Transparency in Communications – Management’s communication to stockholders has been inconsistent, infrequent, and evasive. The Opus merger, for example, seems to be a deal conceived in secret.

The Restore Value Slate’s Five Pillar Plan to Maximize Value for All Stockholders

The Restore Value Slate’s vision is in sharp contrast to the incumbent Board’s high-risk, capital-intensive approach which was clearly confirmed with the highly dilutive financings timed before the record date of the votes at the Annual Meeting.. While current events may prevent its implementation the Restore Value Slate’s five-pillar plan focuses on:

1)	Streamlining Spend – Eliminate unnecessary expenses and right size headcount and project spend (to levels more in line with the Company’s current cash resources and historical overall spend under Sooch leadership while still operating in a manner that can maximize the value of the assets.

In contrast to ever-increasing expenses, the Restore Value Slate’s plan would return the Company to a headcount and overhead expense level similar to the levels when Ms. Sooch was CEO.

2)	Extending the Company’s Cash Runway – Preserve cash by streamlining spend and maintaining a sustainable financial strategy that does not require any dilutive financings in the foreseeable future.

In contrast to the current management, the Restore Value Slate’s plan does not envision further dilution from additional equity raises.

3)	Maximizing RYZUMVI™ Globally – Working closely with Viatris, leverage the valuable FDA-approved asset with zero capital requirements, near-term milestones and revenues, extensive patient data, upcoming potential large indication approvals, and significant commercial upside all around the world.

In contrast to current priorities, the Restore Value Slate’s plan would include developing Ryzumvi in the countries where the Company retains Ryzumvi rights and work more collaboratively and actively with partner Viatris on maximizing future revenues.

4)	Refocusing APX3330 – Assess promising new anti-inflammatory data and outline an efficient Phase 2 proof of concept trial for APX3330 in large non-ophthalmic indications like IBD, setting up APX3330 for higher value in partnering discussions.

In contrast to current partnering efforts limited to diabetic retinopathy, the Restore Value Slate’s plan would outline a small proof of concept clinical study and regulatory strategy for APX3330 to enable higher value future partnering discussions.

5)	Partnering IRD Assets – Explore strategic partnerships and risk-sharing collaborations to advance one or more of the early-stage gene therapy programs that would be a better fit in a different infrastructure and eliminate the exposure to high-risk multi-year clinical development and further dilutive fundraising necessary to support the IRD programs.

In contrast to becoming a capital-consumptive, high-risk, gene therapy biotech, the Restore Value Slate’s plan would return to a focus on lower risk, late-stage legacy assets to ensure optimal stockholder value.

According to the Company’s proxy statement, the record date (the “Record Date”) for determining stockholders entitled to vote at the 2025 Annual Meeting has been set for Monday, March 24, 2025. Importantly, only holders of record of the Company’s Common Stock as of the Record Date will be eligible to vote at the Annual Meeting.

The Restore Value Slate believes the upcoming Annual Meeting presents a critical opportunity for stockholders to exercise their rights and express its dissatisfaction with the Company’s current leadership and strategic direction.

For further information, stockholders are encouraged to review the Restore Value Slate’s proxy materials available here and to reach out for further information on the Restore Value Slate’s plans via those contacts identified below.

Investor Contacts:

Mina Sooch

mina@apjohnventures.com

Saratoga Proxy Consulting LLC

John Ferguson

info@saratogaproxy.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Mina Sooch, together with the other participants named herein (collectively, the “Restore Value Slate”) has filed a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of Ms. Sooch’s slate of highly qualified director nominees at the 2025 annual meeting of stockholders of Opus Genetics, Inc., a Delaware corporation (the “Company”).

THE RESTORE VALUE SLATE STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the anticipated proxy solicitation are expected to be Ms. Sooch, Mark H. Ravich, Lawrence Fingerle, Michael P. Burrows, Carolyn Cassin, Martin Dober and John Weber.

As of the date hereof, Ms. Sooch directly beneficially owns 786,877 shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company, 5,100 shares of which are held in record name. As of the date hereof, Mr. Ravich directly beneficially owns 345,900 shares of Common Stock. As of the date hereof, Mr. Fingerle directly beneficially owns 5,711 shares of Common Stock. As of the date hereof, Mr. Burrows directly beneficially owns 4322 shares of Common Stock. As of the date hereof, Ms. Cassin indirectly beneficially owns 108,907 shares of Common Stock, consisting of 52,574 shares of Common Stock directly owned by The Belle Michigan Impact Fund Investor Side Fund, and 56,233 shares of Common Stock owned by The Belle Michigan Impact Fund, LP. As of the date hereof, Mr. Dober does not beneficially own any shares of Common Stock. As of the date hereof, Mr. Weber does not beneficially own any shares of Common Stock.